Exhibit 99.1

Press release dated October 29, 2009.

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES THIRD QUARTER RESULTS

Pleasanton, CA – Simpson Manufacturing Co., Inc. (the “Company”) announced today that its third quarter 2009 net sales decreased 23.9% to $167.2 million compared to net sales of $219.8 million for the third quarter of 2008. The Company had net income of $12.8 million for the third quarter of 2009 compared to net income of $23.4 million for the third quarter of 2008. Diluted net income per common share was $0.26 for the third quarter of 2009 compared to diluted net income per common share of $0.48 for the third quarter of 2008. In the first nine months of 2009, net sales decreased 25.4% to $452.4 million as compared to net sales of $606.7 million for the first nine months of 2008. Net income was $15.0 million for the first nine months of 2009 as compared to net income of $52.1 million for the first nine months of 2008. Diluted net income per common share was $0.31 for the first nine months of 2009 as compared to $1.06 for the first nine months of 2008.

In the third quarter of 2009, sales declined throughout the United States. Sales during the quarter also decreased throughout Europe, with the exception of France, and decreased in the United Kingdom and Canada. Sales in France were up primarily due to the acquisition of Agence Internationale Commerciale et Industrielle, S.A.S. (“Aginco”) in April 2009. Simpson Strong-Tie’s third quarter sales decreased 22.0% from the same quarter last year, while Simpson Dura-Vent’s sales decreased 37.5%. Simpson Strong-Tie’s sales to contractor distributors and dealer distributors decreased significantly as home-building activity, and general economic conditions, remained weak. Sales to home centers also decreased. Sales decreased across all of Simpson Strong-Tie’s major product lines, particularly those used in new home construction. Simpson Dura-Vent’s sales decreased across most of its product lines, with the exception of special gas vent products which were up slightly.

Income from operations decreased 43.5% from $37.2 million in the third quarter of 2008 to $21.0 million in the third quarter of 2009. Gross margins decreased from 40.8% in the third quarter of 2008 to 36.4% in the third quarter of 2009. The decrease in gross margins was primarily due to reduced absorption of fixed overhead, as a result of lower production volumes, as well as higher manufacturing costs, including higher costs of material and labor. The decline in steel prices slowed in the second quarter of 2009 and prices again started to rise in the third quarter of 2009. The Company expects steel prices to continue to increase as demand returns to the market. Through the first nine months of 2009, inventories decreased 29.2% from $251.9 million at December 31, 2008, to $178.2 million at September 30, 2009.

Research and development expense decreased 12.2% from $5.7 million in the third quarter of 2008 to $5.0 million in the third quarter of 2009, primarily due to a $0.4 million decrease in personnel expenses. Selling expense decreased 27.0% from $21.3 million in the third quarter of 2008 to $15.6 million in the third quarter of 2009, which resulted primarily from a $3.6 million decrease in expenses associated with sales and marketing personnel, most of which was related to cost-cutting measures, a $1.1 million decrease in promotional expenditures and a $0.6 million decrease in commissions paid to selling agents. General and administrative expense decreased 24.2% from $25.5 million in the third quarter of 2008 to $19.4 million in the third quarter of 2009. This decrease resulted from several factors, including a $1.8 million decrease in administrative personnel expenses, related in part to cost-cutting measures, a $1.7 million decrease in cash profit sharing, a $1.6 million decrease in legal and professional service expenses and a $0.9 million decrease in the provision for bad debt, partly offset by a $0.5 million increase in amortization of intangible assets, primarily related to the acquisition of Aginco. Interest income decreased primarily due to lower interest rates. The effective tax rate was 39.3% in the third quarter of 2009, up from 38.1% in the third quarter of 2008.

In the first nine months of 2009, sales declined throughout the United States. California and the western and southeastern regions had the largest decreases in sales. Sales during the period also decreased in Europe, the United Kingdom and Canada. Simpson Strong-Tie’s sales for the first nine months of the year decreased 25.5% from the same period last year, while Simpson Dura-Vent’s sales decreased 24.6%. Simpson Strong-Tie’s sales to contractor distributors and dealer distributors decreased as a result of the weakness in the U.S. housing market. Sales to home centers also decreased. Sales decreased across all of Simpson Strong-Tie’s major product lines, particularly those used in new home construction. Sales of Simpson Dura-Vent’s Direct-Vent and gas vent, hearth and pellet vent product lines decreased, while sales of special gas vent and relining products increased, primarily as a result of the acquisition of ProTech in June 2008.

Income from operations decreased 64.4% from $83.0 million in the first nine months of 2008 to $29.6 million in the first nine months of 2009. Gross margins decreased from 37.9% in the first nine months of 2008 to 33.8% in the first nine months of 2009. The decrease in gross margins was primarily due to reduced absorption of fixed overhead, as a result of lower production volumes, as well as higher manufacturing costs, including higher costs of material and labor.

Research and development expense decreased 8.4% from $16.4 million in the first nine months of 2008 to $15.0 million in the first nine months of 2009, primarily due to a $0.7 million decrease in professional service fees and a $0.6 million decrease in personnel expenses. Selling expense decreased 23.4% from $63.3 million in the first nine months of 2008 to $48.4 million in the first nine months of 2009. This decrease resulted primarily from an $8.6 million decrease in expenses associated with sales and marketing personnel, most of which was related to cost-cutting measures, a $4.0 million decrease in promotional expenditures and a $1.0 million decrease in commissions paid to selling agents. General and administrative expense decreased 10.9% from $67.2 million in the first nine months of 2008 to $59.8 million in the first nine months of 2009. This decrease resulted primarily from a $6.1 million decrease in cash profit sharing, a $1.7 million decrease in administrative personnel expenses, related in part to cost-cutting measures, and a $1.5 million decrease in legal and professional service expenses, partly offset by a $1.3 million increase in bad debt charges, most of which was recorded in the first quarter of 2009, and a $1.5 million increase in amortization of intangible assets, primarily related to the businesses acquired since June 2008. Interest income decreased from $2.2 million in the first nine months of 2008 to $64 thousand in the first nine months of 2009, primarily due to lower interest rates. The effective tax rate was 48.9% in the first nine months of 2009, up from 38.9% in the first nine months of 2008. The effective tax rate is higher than the statutory rate primarily due to the valuation allowances taken on foreign losses and a reduced benefit from the reduction or loss of enterprise zone tax credits at two of the Company’s facilities in California.

At its meeting on October 21, 2009, the Company’s Board of Directors declared a cash dividend of $0.10 per share. The record date for the dividend will be January 7, 2010, and it will be paid on January 28, 2010.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Friday, October 30, 2009, at 6:00 am Pacific Time. To participate, callers may dial 800-894-5910. The call will be webcast simultaneously and will be available for one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company’s operations and cause the Company’s actual results to differ substantially from the Company’s expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company’s products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital and credit market conditions; (ix) governmental and business conditions in countries where the Company’s products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company’s plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company’s results of operations for the three and nine months ended September 30, 2009 and 2008 (unaudited), are as follows:
	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(Amounts in thousands, except per share data)	2009	2008	2009	2008
Net sales	$167,200	$219,823	$452,446	$606,742
Cost of sales	106,299	130,143	299,594	376,939
Gross profit	60,901	89,680	152,852	229,803

Research and development and engineering expenses	4,971	5,662	14,997	16,375
Selling expenses	15,563	21,323	48,440	63,264
General and administrative expenses	19,351	25,514	59,828	67,155

Income from operations	21,016	37,181	29,587	83,009

Loss in equity method investment, before tax	–	–	(214)	–
Interest income, net	–	579	64	2,213
Income before taxes	21,016	37,760	29,437	85,222

Provision for income taxes	8,258	14,398	14,405	33,126
Net income	$12,758	$23,362	$15,032	$52,096

Net income per share:
Basic	$0.26	$0.48	$0.31	$1.07
Diluted	0.26	0.48	0.31	1.06

Cash dividend declared per common share	$0.10	$0.10	$0.30	$0.30

Weighted average shares outstanding:
Basic	49,195	48,612	49,066	48,593
Diluted	49,355	48,946	49,185	48,939

Other data:
Depreciation and amortization	$7,493	$7,627	$22,093	$22,634
Pre-tax stock compensation expense	511	859	1,554	2,715

The Company’s financial position as of September 30, 2009 and 2008, and December 31, 2008 (unaudited), is as follows:

	September 30,		December 31,
(Amounts in thousands)	2009	2008	2008
Cash and short-term investments	$220,139	$163,857	$170,750
Trade accounts receivable, net	108,005	125,875	76,005
Inventories	178,237	251,647	251,878
Assets held for sale	7,887	8,429	8,387
Other current assets	24,787	18,936	20,577
Total current assets	539,055	568,744	527,597

Property, plant and equipment, net	191,326	195,062	193,318
Goodwill	81,289	75,799	68,619
Other noncurrent assets	45,499	39,096	40,666
Total assets	$857,169	$878,701	$830,200

Trade accounts payable	$29,638	$46,113	$21,675
Line of credit and current portion of long-term debt	29	629	26
Other current liabilities	48,175	65,460	50,193
Total current liabilities	77,842	112,202	71,894

Long-term liabilities	9,019	10,607	9,280
Stockholders’ equity	770,308	755,892	749,026
Total liabilities and stockholders’ equity	$857,169	$878,701	$830,200

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems, stainless steel fasteners and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.